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Exhibit 21.1

Veritex Holdings, Inc.

LIST OF SUBSIDIARIES

	Name	Jurisdiction of Organization
Parent:	Veritex Holdings, Inc.	Texas
Banking Subsidiary:	Veritex Community Bank	Texas
Nonbanking Subsidiaries:	Parkway National Capital Trust I	Delaware

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  Exhibit 21.1
Veritex Holdings, Inc.
LIST OF SUBSIDIARIES